Exhibit 3







                      SEVERANCE COMPENSATION AGREEMENT
                              [TIERS 2 and 3]

          This Agreement ("Agreement") is dated as of ___________________ ___________________________, 1995, by and between Cordis Corporation, a
Florida corporation having offices at 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014 (the "Company"), and __________________, whose residence address is _______________________________________ (the "Executive").

          WHEREAS, the Company's Board of Directors considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

          WHEREAS, the Company's Board of Directors desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances arising from the possibility or occurrence of a change in control of the Company; and

          WHEREAS, the Company's Board of Directors has authorized the Company to enter into severance agreements with those key executives of the Company who are designated by the Compensation Committee of the Board of Directors ("Committee"), such agreements to set forth the severance compensation which the Company agrees under certain circumstances to pay such executives; and

          WHEREAS, the Executive is a key executive of the Company and has been designated by the Committee as an executive to be offered such a severance compensation agreement with the Company.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

          1.   Change in Control.  No compensation or other benefit shall
               -----------------
be payable under this Agreement unless and until (i) a Change in Control of the Company (as hereinafter defined) shall have occurred while the Executive is an employee of the Company and (ii) the Executive's employment by the Company thereafter shall have terminated in accordance with Sections 2 and 3 hereof. For purposes of this Agreement, a "Change in Control" shall be defined as:

          (a) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 25% of the voting




























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                                                                          2



power of the Company's then outstanding securities (unless the event causing the 25% threshold to be crossed is an acquisition of securities directly from the Company); or

          (b) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of more than 50% of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the
 ------------
shareholders of the Company immediately prior to the Transaction and any trustee or fiduciary of any Company employee benefit plan own, immediately following the Transaction, at least 75% of the voting securities of the surviving company (or its parent), in the event of a merger or other business combination, or, in the event of a sale of assets, of the purchaser of such assets; or

          (c) within any 24 month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors")
                                                      -------------------
shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change in Control).

          2.   Termination Following Change in Control.
               ---------------------------------------

          (a) If a Change in Control shall have occurred while the Executive is an employee of the Company, the Executive shall be entitled to the compensation provided for in Section 3 hereof upon the subsequent termination of the Executive's employment with the Company within the relevant periods herein provided, (i) by the Executive for Good Reason, as hereinafter defined, or (ii) by the Company other than for Cause (as hereinafter defined), or is as a result of (A) the Executive's Disability (as hereinafter defined) or (B) the Executive's Retirement (as hereinafter defined).

          (b)  Disability.  For purposes of this Agreement, "Disability"
               ----------
shall mean the Executive's absence from the full-time performance of the Executive's duties pursuant to a determination made in accordance with the procedures established by the Company in connection with the Company's disability benefits plan, which plan was in effect immediately prior to the Change in Control, that the Executive is disabled as a result of incapacity due to physical or mental illness.

          (c)  Retirement.  For purposes of this Agreement, "Retirement"
               ----------
shall mean termination of the Executive's employment with the Company, on or after the Executive's normal or early retirement date, under the Company's retirement policy then generally applicable to its salaried employees, or in accordance with any retirement plan or arrangement with respect to the Executive in effect immediately prior to a Change in Control or thereafter established by the Company with the Executive's consent.
























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                                                                          3



          (d)  Cause.  For purposes of this Agreement, "Cause" shall mean:
               -----

          (i) fraud, dishonesty or willful malfeasance by Executive in connection with Executive's employment with the Company which results in material harm to the Company;

          (ii) Executive's continued failure to substantially perform the duties and responsibilities of Executive's office after written notice from the Company setting forth the particulars of such failure and a reasonable opportunity, but not less than ten (10) business days, to cure;

          (iii)  Executive's willful and material breach of the provisions
     of   Section 10 or 11 of this Agreement; or

          (iv) Executive's plea of guilty or nolo contendere to, or nonappealable conviction of, a felony.

Termination of Executive for Cause shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a two-thirds majority of the Directors of the Company or of the ultimate parent of the entity which caused the Change in Control if the Company has become a subsidiary at a meeting of such Board of Directors called and held for such purpose (after 30 days prior written notice to Executive specifying the basis for such termination and the particulars thereof and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such Board, the conduct or event set forth in any of clauses (i) through (iv) above has occurred and that such occurrence warrants Executive's termination.

          (e)  Good Reason.  For purposes of this Agreement, "Good Reason"
               -----------
shall mean the occurrence, after a Change in Control, of any of the following without the Executive's express written consent:

          (i) Any material diminution in the Executive's position, duties or responsibilities with the Company from those in effect immediately prior to the Change in Control or which would constitute a material adverse alteration in the Executive's duties, responsibilities or other conditions of employment from those in effect immediately prior to the Change in Control;

          (ii) Any material adverse change in the Executive's salary and incentive compensation from the salary and incentive compensation in effect immediately prior to the Change in Control;

          (iii) Any failure by the Company either to continue in effect, or to provide reasonably similar retirement, savings, medical, dental, accident, disability and life insurance plans and any other similar benefits, policy or program in which the Executive was a participant immediately prior to the Change in Control;



























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                                                                          4



          (iv) Any relocation of the Executive's employment to a location in excess of 50 miles from the location at which the Executive was based immediately prior to the Change in Control;

          (v) Any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive was entitled, in accordance with the Company's policy, in effect prior to the Change in Control;

          (vi) Any material breach by the Company of any provision of this Agreement; and

          (vii) Any failure by the Company to obtain from any successor to the Company a satisfactory agreement to assume and perform this Agreement, as contemplated by Section 7(a) hereof.

          (f)  Notice of Termination.  Any purported termination of the
               ---------------------
Executive's employment with the Company shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive. For purposes of this Agreement, "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive's employment with the Company shall be effective without such a Notice of Termination having been given.

          (g)  Dispute Resolution.  Any disputes arising from the operation
               ------------------
of this Agreement, including, but not necessarily being limited to, the manner of giving the Notice of Termination, the reasons or cause for Executive's termination or the amount of severance compensation due to Executive subsequent to Executive's termination, shall be resolved solely by arbitration. In the event that any such dispute, after notice thereof is given to the other party, in writing, is not able to be resolved by mutual agreement of the parties within sixty (60) days of the giving of such notice, Executive and the Company hereby agree to promptly submit such a dispute to binding arbitration in accordance with the rules of the American Arbitration Association, such arbitration to be held in the metropolitan area nearest to, and in the same country as, Executive's place of residence, and further agree to be fully bound by the findings of such arbitration.

          3.   Compensation Upon Termination After a Change in Control.
               -------------------------------------------------------

          (a) If within three (3) years after a Change in Control, the Executive's employment by the Company shall be terminated by the Company for any reason other than (i) the Executive's Disability, (ii) the Executive's Retirement, or (iii) for Cause, or if within three (3) years after a Change in Control, the Executive terminates his employment for Good Reason, the Company shall (subject only to any applicable payroll and other taxes required to be withheld) pay or cause to be paid to the Executive, a lump sum cash amount equal [two (2)][one and one-half (1.5)] times the sum of (i) Executive's base salary (including the annual
























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                                                                          5



amount of any automobile allowance [Tier 2 only]) immediately prior to the Change in Control and (ii) the highest bonus paid to the Executive under the Company's executive incentive compensation plans during the three years preceding the Change in Control. In addition, Executive shall be entitled to (i) continued medical, dental and life insurance coverage for Executive and executive's eligible dependents on the same basis as in effect prior to Executive's termination of employment until the earlier of (A) [twenty-four] [eighteen] months after the Executive's termination or (B) the commencement of comparable coverage with a subsequent employer; provided,
                                                                --------
however, that such continued coverage shall not count against any continued
-------
coverage required by law; (ii) payment, in a cash lump sum, of all amounts deferred by Executive under any non-qualified plan of deferred compensation maintained by the Company (notwithstanding the payment provisions of any such plans to the contrary) and any accrued but unused vacation time and
(iii) [twenty-four] [eighteen] months of age and service credit for all purposes under all retirement plans of the Company; provided, however, that
                                                    --------  -------
to the extent any increase in benefits which would result from such additional age and service credits could not be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid directly by the Company in the same form and at the same time that the benefits under each such plan are otherwise paid.

     [The Following Paragraph (b) Applies to Tier 3 Only]

          (b)  Parachute Payment Limitation.  If any payment or benefit to the
               ----------------------------
Executive under this Agreement would be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") and if, after reduction for any applicable federal excise tax imposed by Code Section 4999 (the "Excise Tax") and federal income tax imposed by the Code, the Executive's net proceeds of the amounts payable and the benefits provided under this Agreement would be less than the amount of the Executive's net proceeds resulting from the payment of the Reduced Amount described below, after reduction for federal income taxes, then the amount payable and the benefits provided under this Agreement shall be limited to the Reduced Amount. The "Reduced Amount" shall be the largest amount that could be received by the Executive under this Agreement such that no amount paid to the Executive under this Agreement and any other agreement, contract, or understanding heretofore or hereafter entered into between the Executive and the Company (the "Other Agreements") and any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form if a benefit to or for the Executive (a "Benefit Plan") would be subject to the Excise Tax. In the event that the amount payable to the Executive shall be limited to the Reduced Amount, then the Executive shall have the right, in the Executive's sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, that should be reduced or eliminated so as to avoid having the payment to the Executive under this Agreement be subject to the Excise Tax.

        [The Following Paragraphs (b), (c) and (d) Apply to Tier 2 Only]

          (b)  Gross Up.  In the event it shall be determined that any payment,
               --------
benefit or distribution (or combination thereof) by the Company or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or under the terms of any other plan, program agreement or arrangement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (c) Subject to the provisions of Section 3(d), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to Executive within five (5) days after the receipt of the Accounting Firm's determination.

          (d) As soon as practicable, Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. If the Company notifies Executive in writing that it desires to contest such claim, Executive shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs
       --------  -------
and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such
           --------  -------
claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of
--------  -------
limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.














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                                                                          6




          4.   Obligations Absolute; No Effect On Other Rights.
               -----------------------------------------------

          (a) The obligations of the Company to make the payment to the Executive, and to make the arrangements, provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

          (b) The provision of this Agreement, and any payment provided for herein, shall not supersede or in any way limit the rights, benefits, duties or obligations which the Executive may now or in the future have under any benefit, incentive or other plan or arrangement of the Company or any other agreement with the Company.

          5.   Not an Employment Agreement.  This Agreement is not, and
               ---------------------------
nothing herein shall be deemed to create, a contract of employment between the Executive and the Company. The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of any employment agreement or arrangement between the Company and the Executive that may then be in effect.

          6.   Term of Agreement.  This Agreement shall commence on the
               -----------------
date hereof and shall continue in effect for a period of three (3) years. Any renewal of this Agreement shall be by means of a new Agreement, in writing, executed with the same formality as this Agreement and, on behalf of the Company, by an officer duly authorized by the Board of Directors to so enter into such a renewal of the Agreement. Notwithstanding, however, the requirement for a new Agreement, in writing, for a renewal of this Agreement subsequent to its initial three-year term, if a Change in Control shall have occurred during the initial term of this Agreement, this Agreement shall continue in effect for a period of 36 months beyond the date of such Change in Control.

          7.   Successors; Binding Agreement, Assignment.
               -----------------------------------------

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment with the Company or such successor for Good Reason immediately prior to or at any time after such succession. As used in this Agreement, "Company shall mean
(i) the Company as hereinbefore defined, and (ii) any successor to all or substantially all of the Company's business or assets which executes and delivers an agreement provided for in this Section 7(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

























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                                                                          7



          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

          8.   Notice.  For purpose of this Agreement, notices and all
               ------
other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, address to (i) the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Committee with a copy directed to the Secretary of the Company, or (ii) such other address for a party as such party may have furnished to the other in writing in accordance with this Section 8, except that notices of change of address shall be effective only upon receipt.

          9.   Expenses.  In addition to all other amounts payable to the
               --------
Executive under this Agreement, the Company shall pay or reimburse the Executive for all costs and expenses (including without limitation, any and all court costs and attorneys' fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; unless, in the case of an action brought by the Executive, it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous and was not brought in good faith.

          10.  Confidentiality.  The Executive shall retain in confidence
               ---------------
any and all confidential information concerning the Company and its respective business which is now known or hereafter becomes known to the Executive, except information (i) ascertainable or obtained from public information, (ii) received by the Executive at any time after the Executive's employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section 10. Upon termination of employment, the Executive will not take or keep any proprietary information or documentation belonging to the Company.

          11.  Non-Competition.  The Executive covenants and agrees that,
               ---------------
during the Executive's employment and for a period of six (6) months thereafter, the Executive will not directly or indirectly own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any enterprise that designs, manufactures, distributes, markets or promotes medical devices or their components in competition with the Company, in any technical area of expertise in which the Executive was involved during the year prior to termination of employment, without the written consent of an officer of the Company. The Executive further agrees that






















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                                                                          8



after termination of employment, the Executive will not, either directly or indirectly or in concert with others, seek to influence any employee to leave the Company's employment. The Executive further acknowledges that a lawsuit for damages for any of the provisions of paragraph 11 of this Agreement will be inadequate and agrees that the Company is entitled to injunctive relief in case of any such breach. If any part of this Agreement is held to be invalid or unenforceable, such holding will not affect any other part of the Agreement. If, moreover, any part of this Agreement is for any reason held to be excessively broad as to time, duration, geographical scope, activity or subject, it will be construed by limiting or reducing it, so as to be enforceable to the extent compatible with the applicable law as it then exists.

          12.  Miscellaneous.  No provision of this Agreement may be
               -------------
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board of Directors of the Company. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to its conflict of laws rules.

          13.  Severability.  If any one or more of the provisions of this
               ------------
Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

          14.  Governing Law.  This Agreement shall be governed by and
               -------------
construed in accordance with the laws of the State of Florida.

          15.  Amendment/Waiver.  This Agreement shall not be amended,
               ----------------
altered, or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

          16.  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
























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                                                                          9



          17.  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein.










































































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                                                                         10




          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       CORDIS CORPORATION



                                       -------------------------------------


Witnesses:

----------------------------------     -------------------------------------


                                       Name:
                                             -------------------------------
                                       Title:
                                             -------------------------------



----------------------------------     -------------------------------------
                                       Executive